Exhibit 10.7

DIRECTOR COMPENSATION

1.              Applicable Persons

•                  Each director of the Company who is not an employee of the Company (each, an “Outside Director”)

2.              Restricted Stock Grant for 2009 Service

•                  25,000 shares of the Company’s common stock

•                  Grant shall vest in full on December 31, 2009

•                  Shares will be forfeited prior to such date if such Outside Director ceases serving as a member of the Board of Directors

•                  Directors appointed after July 29, 2009 but prior to December 31, 2009 shall automatically be granted without further action on the date of their appointment a pro rata portion of 25,000 shares of the Company’s common stock under the Company stock plan then in effect. The pro rata portion shall be determined by granting the Outside Director 68.5 shares for each day in 2009 the director is an Outside Director (rounded down to the nearest whole number so that no fractional shares shall be issued).  The grant shall be fully vested on December 31, 2009, with such shares forfeited prior to such date if such Outside Director ceases serving as a member of the Board of Directors.

3.              Restricted Stock Grant for 2010-2013 Service

•                  40,000 shares of the Company’s common stock for service from January 1, 2010 through December 31, 2013

•                  Shares shall vest in 16 quarterly installments of 2,500 shares commencing on March 31, 2010 and continuing until December 31, 2013, provided that such Outside Director continues to serve as a member of the Board of Directors on the last day of each applicable calendar quarter.

•                  Unvested shares will be forfeited prior to such date if such Outside Director ceases serving as a member of the Board of Directors

4.              Purchase Price and Other Provisions Applicable to All Stock Grants

•                  Shares issued shall be issued at no cash cost and shall be subject to the terms and conditions of the Company’s stock plan then in effect.

•                  The terms of each such grant shall be evidenced by a restricted stock agreement.  Such restricted stock agreement shall contain a restriction on the transfer of any shares during the term that the director serves on the Board with the following exceptions: (i) shares sold to cover tax liabilities; (ii) vested shares transferred to immediate family members or trusts for their benefit, (iii) vested shares transferred or sold upon a change of control, or (iv) as otherwise approved by the Board or Compensation and HR Committee.

•                  Directors will be responsible for payment of any state or federal income taxes resulting from the award.

•                  The Compensation and HR Committee shall have the authority to accelerate all or a portion of any unvested restricted shares in the event that a director’s service to the board ends prior to completion of a restricted stock vesting period.  In making this decision, the Compensation and HR Committee shall take into account the following factors: (i) the cumulative contributions made by the director to the Company, (ii) his or her length of service on the Ironwood Board,and (iii) all the facts and circumstances associated with the director’s departure including the economic consequences of early departure, and whether the termination of service was voluntary or involuntary as a result of a failure to be elected by the stockholders.

5.              Annual Board Chairman and Board Committee Compensation

•                  Each Outside Director shall also receive an additional $10,000 annually for his or her service as Chairman of the Board of Directors and/or as Chairman of a committee of the Board of Directors commencing on January 1, 2010.

•                  Payment of such fees shall be made in cash or a grant of common stock at the election of each Outside Director, quarterly in arrears on the last day of each calendar quarter as follows:  March 31, June 30, September 30 and December 31, provided such Outside Director continues to serve in such position as of the last day of the applicable quarter.  If stock is elected, the shares shall automatically be issued without further action of the Board as of the last day of the applicable quarter and the number of shares of stock to be issued to an Outside Director shall be calculated by dividing $2,500 by the fair market value of a share of common stock of the Company on such date (rounded down to the nearest whole number so that no fractional shares shall be issued).

•                  Each Outside Director shall make an election on the form provided by the Company, indicating the type of compensation to be received as the Annual Fee prior to January 1 of each year.  In the event that an Outside Director has not submitted his or her election for the applicable year by December 31, then the election of such Outside Director shall be deemed to be the same as the election made by such Outside Director for the prior year.

The Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted. Proposals for 2010 new directors shall be considered separately.